Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 16, 2020, among Utah Acquisition Sub Inc., a Delaware corporation (“Acquisition Sub”), Mylan II B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan II B.V.”), Mylan Inc., a Pennsylvania corporation (“Mylan Inc.”), Viatris Inc. (formerly known as Upjohn Inc.), a Delaware corporation (“Viatris Inc.” and, together with Mylan II B.V. and Mylan Inc., the “Note Guarantors”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands (“Mylan N.V.”), as issuer, and Mylan Inc., as guarantor, have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 9, 2015, providing for the issuance of 3.750% Senior Notes due 2020 (the “Notes”);

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, dated as of July 29, 2019, by and between Pfizer Inc., a Delaware corporation (“Pfizer Inc.”), and Viatris Inc., as amended (the “Separation and Distribution Agreement”), and the Business Combination Agreement, dated as of July 29, 2019, by and among Pfizer Inc., Viatris Inc., Acquisition Sub, Mylan N.V., Mylan I B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan I B.V.”), and Mylan II B.V., as amended (the “Business Combination Agreement”), among other things, Mylan N.V. will merge with and into Mylan II B.V. and will cease to exist as a separate legal entity (the “Merger”);

WHEREAS, following the consummation of the Merger (the “Merger Effective Time”), Acquisition Sub and Mylan I B.V. shall enter into a purchase and sale agreement, whereby Mylan I B.V. will sell and agree to transfer, immediately following the Merger Effective Time, all issued and outstanding shares in the capital of Mylan II B.V. to Acquisition Sub (the “Share Sale”), and Mylan I B.V. will subsequently be dissolved and liquidated;

WHEREAS, following the consummation of the Share Sale, Mylan II B.V. will sell and transfer all or substantially all of its assets and liabilities to Acquisition Sub (the “Reorganization”);

WHEREAS, pursuant to Section 5.01 of the Indenture, (a) in connection with the consummation of the Merger, Mylan II B.V., as successor to Mylan N.V., is required to assume, by supplemental indenture, all the obligations of Mylan N.V. under the Notes and the Indenture, at which time Mylan N.V. shall be released from all obligations under the Notes and the Indenture and (b) in connection with the consummation of the Reorganization (the “Reorganization Effective Time”), Acquisition Sub, as successor to Mylan II B.V., is required to assume, by supplemental indenture, all the obligations of Mylan II B.V. under the Notes and the Indenture, at which time Mylan II B.V. shall be released from all obligations under the Notes and the Indenture (the “Mylan II Release”);

WHEREAS, notwithstanding the foregoing, Mylan II B.V. wishes to provide, effective as of the Reorganization Effective Time, a guarantee of Acquisition Sub’s obligations under the Notes and the Indenture following the Mylan II Release;

WHEREAS, pursuant to Section 4.03 of the Indenture, the information, documents and reports required pursuant to the Indenture may, at the option of the issuer, instead be those of any direct or indirect parent entity of the issuer so long as, among other things, such parent entity fully and unconditionally guarantees, by execution of a supplemental indenture, the obligations of the issuer in respect of the Notes;

WHEREAS, Viatris Inc. is the direct or indirect parent entity of Acquisition Sub;

WHEREAS, Viatris Inc. wishes to provide, effective as of the Reorganization Effective Time, a full and unconditional guarantee of Acquisition Sub’s obligations under the Notes and the Indenture;

WHEREAS, the Indenture provides that under certain circumstances additional Guarantors, including Mylan II B.V. and Viatris Inc., shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantors shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(a) The definition of “Guarantor” in the Indenture is hereby deleted in its entirety and replaced with the following:

“Guarantor” means any direct or indirect parent entity or Subsidiary of the Company that Guarantees the Notes under the Indenture.

2. ASSUMPTION.

(a) Mylan II B.V. hereby expressly assumes, effective as of the Merger Effective Time, all the obligations of the Company under the Notes and the Indenture, and, effective as of the Merger Effective Time, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, and all references to the “Company” or “Mylan N.V.” in the Indenture and the Notes shall be deemed to be references to Mylan II B.V. At such time, Mylan N.V. shall be released from all obligations under the Indenture and the Notes.

(b) Acquisition Sub hereby expressly assumes, effective as of the Reorganization Effective Time, all the obligations of Mylan II B.V., as the Company, under the Notes and the Indenture, and, effective as of the Reorganization Effective Time, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, and all references to the “Company” or “Mylan N.V.” in the Indenture and the Notes shall be deemed to be references to Acquisition Sub. At such time, Mylan II B.V. shall be released from all obligations under the Indenture and the Notes, subject to Section 3(b) of this Supplemental Indenture.

3. AGREEMENT TO GUARANTEE.

(a) Effective as of the Reorganization Effective Time, Viatris Inc. hereby fully and unconditionally Guarantees (the “Viatris Guarantee”) the obligations of Acquisition Sub, as the Company, in respect of the Notes on the terms set forth herein, in the Guarantee and in the Indenture including, but not limited to, Article X thereof; provided, however, that Section 10.07 of the Indenture shall not apply to the Guarantee by Viatris Inc.

(b) Effective as of the Reorganization Effective Time, Mylan II B.V. hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including, but not limited to, Article X thereof.

4. CONSOLIDATION, MERGER AND SALE OF ASSETS OF VIATRIS INC.

(a) Viatris Inc. will not consolidate with any other entity or accept a merger of any other entity into Viatris Inc. or permit Viatris Inc. to be merged into another Person, or sell or lease all or substantially all the assets of Viatris Inc. and its Subsidiaries to, any entity, unless:

(1) either Viatris Inc. shall be the continuing entity or the successor, transferee or lessee entity, if other than Viatris Inc. (the “Viatris Inc. Successor Company”) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Viatris Inc. under the Viatris Guarantee;

(2) immediately after such transaction, no Default shall have occurred and be continuing; and

(3) Viatris Inc. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale or lease and such supplemental indenture (if any) comply herewith.

(b) For purposes of this Section, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets or one or more Subsidiaries of Viatris Inc., which properties and assets, if held by Viatris Inc. instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Viatris Inc. on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Viatris Inc.

(c) The Viatris Inc. Successor Company will be the successor to Viatris Inc. and shall succeed to, and be substituted for, and may exercise every right and power of, Viatris Inc. under the Viatris Guarantee, and Viatris Inc., as the predecessor company, except in the case of a lease, shall be released from all obligations under the Viatris Guarantee.

5. NO RECOURSE AGAINST OTHERS. No director, officer, employee or stockholder of Acquisition Sub or any of the Note Guarantors will have any liability for any of Acquisition Sub’s or such Note Guarantor’s obligations under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

6. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture by manual, facsimile or electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Note Guarantors and Acquisition Sub. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

10. RATIFICATION OF THE INDENTURE; SUPPLEMENTAL INDENTURE PART OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof, including, without limitation, Section 7.06 thereof, shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes shall be bound hereby.

11. APPOINTMENT OF AGENT FOR SERVICE. Mylan II B.V. hereby irrevocably appoints Corporation Service Company, with offices at 19 West 44th Street, Suite 200, New York, NY 10036, as its agent for service of process in any related proceeding and agrees that service of process in any such related proceeding may be made upon it at the office of such agent. Mylan II B.V. waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Mylan II B.V. represents and warrants that such agent has agreed to act as its agent for service of process, and Mylan II B.V. agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

12. ELECTRONIC DELIVERY. The parties acknowledge and agree that they may execute this Supplemental Indenture, and any variation or amendment to the same, and all documents required to be delivered in connection with this Supplemental Indenture, by electronic instrument. The parties agree that the electronic signatures appearing on this Supplemental Indenture and on all documents required to be delivered in connection with this Supplemental Indenture shall have the same effect as handwritten signatures and the use of an electronic signature on this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Supplemental Indenture and on all documents required to be delivered in connection with the Supplemental Indenture, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the parties authorize each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: November 16, 2020

UTAH ACQUISITION SUB INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

MYLAN II B.V.

By:	/s/ Thomas Salus
Name: Thomas Salus
Title: Director

VIATRIS INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer

MYLAN INC.

By:	/s/ John Miraglia
Name: John Miraglia
Title: Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President